EXHIBIT 99.1

                Odyssey Announces Preliminary Annual Earnings
                           And Launch Of Sales Center

TAMPA, FL - February 23, 2005 - Odyssey Marine Exploration, Inc (AMEX:OMR), a leader in the field of deep ocean shipwreck exploration has estimated annual revenue and earnings per share for 2004 and has launched a sales center for sales of select shipwreck artifacts and related merchandise.

Based on preliminary financial results, Odyssey expects total consolidated revenue for the ten month fiscal year, which ended December 31, 2004, to be approximately $17.6 million. This compares to revenue for the previous twelve month fiscal year, which ended February 29, 2004, of $ .1 million. Net income and after tax earnings are estimated to be $5.2 million and fully diluted earnings per share are estimated at $.13 for the ten month fiscal year ending December 31, 2004. This compares to a net income of $ .6 million and earnings per share of $.02 in the previous 12 month fiscal year ended February 29, 2004. Actual annual results will be announced in the upcoming 10KSB, scheduled to be released in March. The short fiscal year is the result of a transition to a calendar fiscal year.

Odyssey began testing a direct sales center in December of 2004. Based on the results of those tests, the direct sales center has now transitioned to an operational unit. Odyssey representatives are currently offering "shipwreck effect" coins and bottles from the SS Republic, as well as other Republic, Odyssey and shipwreck related merchandise. Graded gold coins will continue to be distributed exclusively through Odyssey's dealer network. "Our direct sales center gives us an opportunity to interact directly with the public as we build our audience for future Odyssey shipwreck collectibles and merchandise," tated Davis Howe, Odyssey Chief Operating Officer. "We're extremely pleased with the efforts and results achieved by our marketing team to date and we plan to add new revenue streams to the company as we move forward."

Odyssey Marine Exploration is an American Stock Exchange Company (Ticker symbol: OMR) with several shipwreck projects in various stages of development throughout the world. Additional information about Odyssey, its projects and equipment is available at www.shipwreck.net. Odyssey's direct sales center can be reached at 1-877-679-7325.


                                   - END -

The Company believes the information set forth in this Press Release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," and "Business" in the Company's annual report on Form 10KSB for the year ended February 29, 2004, which has been filed with the Securities and Exchange Commission.


Contact:
Laura Barton: 813-876-1776 ext 2562
llb@shipwreck.net